Exhibit 10.1

PARTIAL TERMINATION AND SURRENDER AGREEMENT AND
FOURTH LEASE MODIFICATION AGREEMENT

THIS PARTIAL TERMINATION AND SURRENDER AGREEMENT AND FOURTH LEASE MODIFICATION AGREEMENT (this "Agreement"), made as of the 1st day of February, 2018 by and between ESRT 1400 BROADWAY, L.P., a New York limited partnership, with an address c/o ESRT Management, L.L.C., 111 West 33rd Street, New York, New York 10120 ("Landlord"), and ON DECK CAPITAL, INC., a Delaware corporation, having an address at 1400 Broadway, 25th Floor, New York, New York 10018 ("Tenant").

W I T N E S S E T H:

WHEREAS, by Agreement of Lease, dated as of September 25, 2012 (the "Original Lease"), between Landlord's predecessor-in-interest, 1400 Broadway Associates, L.L.C. ("Original Landlord") and Tenant, Original Landlord did demise and let unto Tenant and Tenant did hire and take from Original Landlord, the entire twenty-fifth (25th) floor (the “25th Floor”) of the building known as and by the street address 1400 Broadway, New York, New York (the "Building");

WHEREAS, the Original Lease was amended and modified by that certain Lease Modification Agreement, dated as of January 23, 2014 (the "First Modification") between Original Landlord and Tenant pursuant to which Tenant also leased from Original Landlord certain additional space on the 24th floor of the Building designated as Suites 2400, 2406 and 2405A (collectively, the "Original 24th Floor Space");

WHEREAS, the Original Lease was further amended and modified by that certain Lease Modification Agreement, dated as of May 12, 2014 (the "Second Modification") between Original Landlord and Tenant pursuant to which Tenant also leased from Original Landlord certain previously common area space on the twenty-fourth (24th) floor of the Building (the “24th Floor Common Area Space”);

WHEREAS, the Original Lease was further amended and modified by that certain Lease Modification Agreement, dated as of March 3, 2015 (the "Third Modification"; the Original Lease as modified by the First Modification, the Second Modification and the Third Modification, the “Lease”) between Landlord and Tenant pursuant to which Tenant also leased from Landlord certain additional space in the Building on the twenty-second (22nd) floor of the Building designated as Suites 2200 and 2203 (collectively, the "22nd Floor Space"), the entire twenty-third (23rd) floor of the Building (the "23rd Floor"), certain space on the twenty-four (24th) floor of the Building designated as Suites 2403, 2404 and 2405B (collectively, the "Additional 24th Floor Space") and the entire twelfth (12th) floor of the Building (the “12th Floor”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) terminate the Lease as it applies only to the 12th Floor (hereinafter referred to as the “Surrender Space”) and (ii) otherwise amend the provisions of the Lease, all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the mutual receipt and legal sufficiency of which is hereby acknowledged, Landlord and Tenant, for themselves, their legal representatives, successors and assigns, hereby agree as follows:

1.    Recitals; Capitalized Terms. The recitals set forth above are true and correct and by this reference are incorporated herein in their entirety. All capitalized terms used herein shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.    Partial Surrender.

A.    Effective as of 11:59 P.M. on the “Surrender Date” (as defined herein), (i) the term of the Lease with respect to the Surrender Space shall be extinguished in the same manner and with the same effect as if the term of the Lease with respect to the Surrender Space had expired on the Surrender Date and (ii) the premises demised under the Lease shall be thereafter be comprised of the 25th Floor, the Original 24th Floor Space, the 24th Floor Common Area Space, the 22nd Floor Space, the 23rd Floor, and the Additional 24th Floor Space (collectively, the “Remaining Premises”). From and after the Surrender Date, all references in the Lease to the Demised Premises shall refer to the Remaining Premises. Accordingly, effective as of the Surrender Date, Tenant shall vacate, quit and surrender possession of the Surrender Space to Landlord, to the intent and purpose that Tenant shall give, grant and surrender all of its right, title and interest in and to the Surrender Space under the Lease to Landlord, whereupon the term of the Lease with respect to the Surrender Space and all rights and obligations of Landlord and Tenant under the Lease with respect to the Surrender Space shall expire and terminate with the same effect as if the Surrender Date were the Expiration Date set forth in the Lease. Except as otherwise provided in this Agreement, the provisions of Article 11 of the Original Lease including, without limitation, Landlord’s rights in the event that Tenant fails to surrender the Surrender Space on the Surrender Date, shall be deemed applicable on the Surrender Date as if the Surrender Date were the Expiration Date. Nothing contained in this Paragraph 2 shall permit Tenant to retain possession of the Surrender Space after the Surrender Date or limit in any manner Landlord's right to regain possession of the Surrender Space, through summary proceedings or otherwise. The provisions of this Paragraph 2 shall survive the surrender of the Surrender Space and the Surrender Date.

B.    The “Surrender Date” shall mean 6 P.M. on the third (3rd) business day following the date that Tenant receives written notice from Landlord (the “Contingency Satisfaction Notice”) that the Contingency described in Paragraph 21 of this Agreement has been satisfied or waived.

C.    Notwithstanding anything to the contrary set forth in this Agreement, Tenant shall have no obligation to pay any Fixed Rent or Additional Rent with respect to the Surrender Space during the period from the date of Tenant’s receipt of the Contingency Satisfaction Notice and the Surrender Date provided that during such period Tenant is merely entering onto the Surrender Space for the purpose of removing any property, furnishings, wiring or equipment which Tenant may elect to remove prior to the Surrender Date, and not for the conduct of business therein.

3.    Representations and Warranties.

A. Tenant covenants, represents and warrants to Landlord that (a) Tenant is the sole tenant under the Lease and Tenant has not assigned, conveyed, encumbered, pledged, sublet or otherwise transferred, in whole or in part, its interest in the Lease, nor shall Tenant do any of the foregoing prior to the Surrender Date, (b) there are no persons or entities claiming under Tenant, or who or which may claim under Tenant, any rights with respect to the Surrender Space, or any fixtures, equipment or personalty incorporated therein, nor shall Tenant permit any such claim to arise prior to the Surrender Date, (c) Tenant has the right, power and authority to execute and deliver this Agreement and to perform Tenant's obligations hereunder, and (d) this Agreement is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. If there shall be any breach of the preceding covenants, representations and warranties, then Tenant shall indemnify Landlord from and against any and all claims arising out of such breach, and shall reimburse Landlord for any actual, direct costs and expenses (including reasonable legal fees) incurred in connection therewith. The foregoing covenants, representations and warranties shall survive the Surrender Date.

B.Landlord covenants, represents and warrants to Tenant that (a) Landlord has the right, power and authority to execute and deliver this Agreement and to perform Landlord's obligations hereunder, (b) this Agreement is a valid and binding obligation of Landlord enforceable against Landlord in accordance with the terms hereof and (c) any third party consents necessary in connection with Landlord’s execution of this Agreement and acceptance of the surrender of the 12th Floor as provided for in this Agreement have been obtained prior to the execution and delivery of this Agreement by Landlord. If there shall be any breach of the preceding covenants, representations and warranties, then Landlord shall indemnify Tenant from and against any and all claims arising out of such breach, and shall reimburse Tenant for any actual, direct costs and expenses (including reasonable legal fees) incurred in connection therewith. The foregoing covenants, representations and warranties shall survive the Surrender Date.

        4.    Payments & Apportionment. Subject to the provisions of Paragraph 2.C hereof, Tenant’s obligation to pay any and all fixed annual rent, additional rent, and any and all other sums and charges payable under the Lease with respect to the Surrender Space shall continue in full force and effect throughout the period prior to and including 11:59 P.M. on the Surrender Date, and Tenant shall pay such amounts to Landlord as and when becoming due under the Lease during such period, which obligation shall survive the Surrender Date. If any item of fixed annual rent, additional rent, or any other sums and/or charges, due and payable under the Lease with respect to the Surrender Space for any period prior to the Surrender Date shall not be finally determined as of the Surrender Date and/or set forth in a bill given to Tenant on or prior to the Surrender Date, then Tenant shall pay such amounts to Landlord within ten (10) business days after rendition of a bill therefor. In addition, any and all provisions of the Lease which impose obligations on Tenant to pay escalations of any sort with respect to the Surrender Space (including, but not limited to, real estate taxes, operating expenses, and electricity, whether or not such payments are called escalation rent, rental or additional rent), shall be apportioned as of the Surrender Date, and the obligation to pay any such escalations shall survive the Surrender Date for a period of one year. Landlord’s obligation to refund any overpayment made by Tenant shall survive the Surrender Date for a period of one (1) year. If, following the Surrender Date, Landlord furnishes a bill to Tenant for operating expense escalations not previously billed by Landlord, provided and upon the condition that Tenant gives notice to Landlord that Tenant disputes the accuracy of the amounts billed or its appropriateness within sixty (60) days after the first delivery of such bill, time being of the essence, Tenant shall retain those audit rights available to Tenant pursuant to Section 2.D.(vii) of the Lease. The terms and provisions of this Paragraph 4 shall survive the surrender of the Surrender Space and the Surrender Date.

5.    Condition of Surrender Space.

A.    On or before the Surrender Date, notwithstanding anything to the contrary contained in Lease (including, without limitation, in Articles 8 or 11 thereof) or this Agreement, the Surrender Space shall be delivered to Landlord vacant (i.e., free of all persons claiming by, through or under Tenant), broom clean, free and clear of all liens, encumbrances, tenancies and occupancies; provided however, Tenant shall have no obligation to remove any furniture, furnishings, fixtures, equipment, moveable fixtures, partitions and any other personal property existing in the Surrender Space on the Surrender Date (collectively, the “FF&E”), and any FF&E remaining in the Surrender Space shall be conclusively deemed to be abandoned by Tenant and may, at the election of Landlord, either be retained as Landlord's property or be removed by Landlord at Landlord’s sole cost and expense; accordingly, Landlord waives Tenant’s obligation under the Lease to remove the FF&E. Furthermore, Tenant expressly agrees that the Surrender Space shall be surrendered with the three (3) refrigerators that were previously removed (failing which, the surrender fee and Initial Installment set forth in paragraph 6 below shall each be increased by Ten Thousand and 00/100 ($10,000.00) Dollars. In addition, Tenant shall have no obligation to remove or restore any installations, alterations, additions or improvements (collectively, “Tenant Alterations”) made by Tenant to the Surrender Space upon the Surrender Date in accordance with applicable terms of the Lease, if any. In amplification (and not in limitation) of Landlord’s agreement to accept the Premises in its then “as is” condition on the Surrender Date without any representations or warranties of any kind whatsoever by Tenant, and notwithstanding anything to the contrary contained in the Lease (including, without limitation, Articles 8 or 11 thereof), Tenant shall not be required to (x) remove (or to pay or reimburse Landlord if it removes) any FF&E or Tenant Alterations which exist in the Surrender Space as of the Surrender Date or (y) to repair (or to pay or reimburse Landlord if it repairs) any damage to the Surrender Space or the Building caused by the removal of any FF&E or Tenant Alterations which exist in the Surrender Space as of the Surrender Date from the Surrender Space by Landlord or any other third party; provided, however, if Tenant elects to remove any FF&E or Tenant Alterations, then Tenant shall be responsible for the costs incurred by Landlord to repair any damage to the Premises or other portions of the Building by reason thereof. For clarification, Landlord acknowledges that Tenant intends to remove the audio-visual and related equipment presently installed in the Surrender Premises prior to the Surrender Date and that Tenant shall be responsible for the costs incurred by Landlord to repair any damage to the Premises or other portions of the Building by reason thereof.

6.    Surrender Fee. In consideration of Landlord's acceptance of such surrender of the Surrender Space by Tenant, Tenant agrees to pay Landlord the amount of Two Million Five Hundred Sixty-Seven Thousand Four Hundred Twenty-Three and 33/100 ($2,567,423.33) Dollars as follows: (x) $1,397,094.50 (the “Initial Installment”) due upon execution and delivery of this Agreement by Tenant by wire transfer of funds to Landlord’s account in accordance with the wire transfer instructions attached hereto as Exhibit “1” and made a part hereof and (y) by payment of the 12th Floor Security Deposit by Landlord on Tenant’s behalf in accordance with Sections 8 and 9 below on account of the Surrender Fee. In the event this Agreement is terminated or deemed to expire pursuant to Section 21 hereof, within five (5) business days of the termination or expiration of this Agreement, Landlord shall, without setoff, deduction, recoupment, defense or counterclaim of any kind, refund to Tenant the Initial Installment of the Surrender Fee by wire transfer of funds to Tenant in accordance with the wire instructions attached hereto as Exhibit “2” and made a part hereof.

7.    Modifications to Lease.

A.    12th Floor. Effective as of the Surrender Date, the provisions of Paragraph 11 of the Third Modification shall be null and void and no further force or effect, including, without limitation, the obligation for payment of fixed annual rent, operating expenses escalations, tax escalations and any other fees, escalations, expenses or charges with respect to the Surrender Space pursuant to the Third Modification or the Lease.

B.    Expansion Options. Effective as of the date hereof, Tenant hereby waives all remaining rights and options contained in the Lease to lease additional space in the Building, including, without limitation, the rights of first offer to lease the 26/27 First Offer Space pursuant to Paragraph 15 of the First Modification (or alternatively, to lease the 26th First Offer Space pursuant to Paragraph 8 of the Third Modification), to lease Suite 2202 in the Building pursuant to Paragraph 6 of the Third Modification, and to lease Suite 2204 in the Building pursuant to Paragraph 7 of the Third Modification. Furthermore, for the avoidance of doubt, Article 55 of the Original Lease are hereby deemed expired and of no further force or effect.

C.    Intentionally Omitted.

8.    Reduction in Security Deposit. Provided and upon the condition that Tenant promptly surrenders possession of the Surrender Space on the Surrender Date and otherwise fully performs and observes all of the terms, covenants and conditions contained in this Agreement, to be performed or observed by Tenant, Landlord shall return a portion of the Security Deposit in the amount of One Million One Hundred Seventy Thousand Three Hundred Twenty-Eight and 83/100 ($1,170,328.83) Dollars (the “12th Floor Security Deposit”) to Tenant within thirty (30) days following the Surrender Date, less any sums then due and payable by Tenant to Landlord under the Lease following the due date thereof. Notwithstanding the foregoing, Tenant hereby directs Landlord to pay the Security Deposit on Tenant’s behalf to Landlord on account of the Surrender Fee in accordance with Section 6 above on or following the Surrender Date. Accordingly, from and after the Surrender Date, Article 31 of the Original Lease, as previously modified, is hereby further modified so that following the return of the aforesaid amount, the Security Deposit shall be $2,392,051.67 (subject to possible reductions thereof as contemplated in the Lease), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of the Lease, as modified hereby. For the avoidance of doubt, in no event shall Tenant be entitled to the reduction in the Security Deposit on the five (5) year ten (10) month anniversary of the 12th Floor Commencement Date contemplated in Paragraph 10 of the Third Modification.

9.    Releases.

A.    Provided that Landlord has complied with all of the terms and conditions of this Agreement, including those set forth in subsection 9(B) below, as of the Surrender Date, Tenant does hereby release and relieve Landlord and all persons and entities claiming by, through or under Landlord and their respective successors and assigns from and against any and all actions, causes of action, suits, controversies, damages, judgments, liabilities, claims and demands whatsoever, at law or in equity, of every kind and nature whatsoever (and whether or not then known or knowable) arising out of or in connection with the Surrender Space relating to the period from and after the Surrender Date, except that Landlord shall remain liable thereafter: (i) for all liabilities and claims incurred by or made against Landlord and/or Tenant for labor and materials asserted to have been furnished to Tenant or anyone claiming by, through or under Tenant, with respect to the Surrender Space, up to and including the Surrender Date, that Landlord was obligated to pay for; (ii) for any claims by Tenant against Landlord for contribution or indemnity or both arising out of third party claims against Tenant and relating to the Surrender Space, to the extent expressly provided for in the Lease, as amended by this Agreement, and asserted to have occurred on or before the Surrender Date, (iii) for any breach by Landlord of a representation or covenant under this Agreement; and (iv) for all other obligations of Landlord with respect to the Surrender Space expressly provided in the Lease (as modified by this Agreement), or in this Agreement to survive the expiration or termination of the Lease, as amended by this Agreement, but only to the extent such obligation relates to the period up to and including the Surrender Date.

B.    Provided that Tenant has complied with all of the terms and conditions of this Agreement (other than those obligations which by the terms of this Agreement are to be performed after the Surrender Date), including, without limitation, the payment of all fixed annual rent, regularly occurring additional rent and any and all other invoiced sums and charges due and payable for periods prior to the Surrender Date, then Landlord (i) shall accept the surrender of the Surrender Space on the Surrender Date in the condition required by Paragraph 5 of this Agreement, (ii) shall apply the 12th Floor Security Deposit, to the Surrender Fee, and (iii) as of the Surrender Date, does hereby release and relieve Tenant and all persons and entities claiming by, through or under Tenant and their respective successors and assigns from and against all actions, causes of action, suits, controversies, damages, judgments, liabilities, claims and demands whatsoever, at law or in equity, of every kind and nature whatsoever (and whether or not then known or knowable) arising out of or in connection with the Surrender Space relating to the period from and after the Surrender Date, except that Tenant shall continue to remain liable thereafter: (w) for all liabilities and claims incurred by or made against Landlord and/or Tenant for labor and materials asserted to have been furnished to Tenant or anyone claiming by, through or under Tenant, with respect to the Surrender Space, up to and including the Surrender Date; (x) for any claims by Landlord against Tenant for contribution or indemnification or both arising out of third-party claims against Landlord and relating to the Surrender Space, to the extent expressly provided for in the Lease, as amended by this Agreement, asserted to have occurred on or before the Surrender Date; (y) for any breach by Tenant of a representation or covenant under this Agreement, including the failure to vacate the Surrender Space in accordance with this Agreement; and (z) for all other obligations of Tenant with respect to the Surrender Space expressly provided in the Lease (as modified by this Agreement) or in this Agreement that expressly survive the expiration or termination of the Lease, as amended by this Agreement, but only to the extent such obligation relates to the period prior to the Surrender Date. Notwithstanding the foregoing, Tenant shall not be released from any covenant, representation or warranty contained in this Agreement and/or the Lease, which by the terms of this Agreement or the Lease is specifically stated to survive the surrender of the Surrender Space and/or the expiration or earlier termination of the Lease.

C.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall affect Tenant’s rights, obligations and liabilities with respect to the Remaining Premises after the surrender of the Surrender Space, which rights, obligations and liabilities shall continue under the Lease (as amended hereby) as if this Agreement had not been made.

10.    Transfer Taxes. In consideration of the payment of the Surrender Fee hereunder, Landlord hereby agrees to pay any and all transfer taxes, if any, imposed by any governmental authority in connection with the surrender of the Surrender Space, including, without limitation, any City Transfer Tax and State Transfer Tax (each as hereinafter defined), and (b) does hereby agree to indemnify and hold Tenant harmless of and from any transfer taxes imposed by any governmental authority by reason of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, the City Transfer Tax and the State Transfer Tax, if any, and all expenses related thereto, including, without limitation, reasonable attorneys' fees and disbursements. Landlord and Tenant shall each complete, execute and deliver, within seven (7) days after request by either party of the other party, any questionnaire, affidavit or document with respect to the tax imposed by Title 11, Chapter 21 of the New York City Administrative Code (the "City Transfer Tax") and Article 31 of the Tax Law of the State of New York (the "State Transfer Tax"), required to be completed, executed and delivered by Landlord and Tenant with respect to the transactions contemplated by this Agreement, and the taxes, if any, shown thereby to be due shall be paid by Landlord when required by applicable law or regulation. The provisions of this Paragraph 10 shall survive the Surrender Date.

11.    Further Assurances. Landlord and Tenant, each upon request of the other party, at any time and from time to time hereafter and without further consideration, shall execute, acknowledge and deliver to the other any instruments or documents, or take such further action, as shall be reasonably requested or as may be necessary to more effectively assure the vacation, quitting and surrender of the Surrender Space and the full benefits intended to be created by this Agreement.

12.    Brokerage. Tenant represents and warrants to Landlord that it has not dealt with any broker, finder or like agent in connection with this Agreement other than Newmark Grubb Knight Frank ("Broker"). Tenant does hereby agree to indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expenses (including, without limitation, attorneys' fees and disbursements) incurred by reason of any claim of or liability to any broker, finder or like agent (other than Broker) who shall claim to have dealt with Tenant in connection herewith. The provisions of this Paragraph 12 shall survive the surrender of the Surrender Space and the termination of the Lease. Landlord shall be responsible for the payment of any commissions or fees earned and payable to the Broker in connection with this Agreement and the transaction contemplated hereby pursuant to a separate agreement between Landlord and Broker and Tenant shall have no such obligation or liability in respect of any such commissions, fees or costs earned by and payable to Broker in connection therewith.

13.    Intentionally Deleted.

14.    Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the Surrender Space hereunder and concerning the subject matter of this Agreement and supersedes all prior contemporaneous agreements or understandings, whether oral or written, express or implied, relating to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

15.    Enforceability. This Agreement shall not be binding upon or enforceable against either Landlord or Tenant unless, and until, Landlord and Tenant, each in its sole discretion, shall have executed and unconditionally delivered to the other an executed counterpart of this Agreement.

16.    Invalidity. If any of the provisions of this Agreement, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement, shall be valid and enforceable to the fullest extent permitted by law.

17.    Binding Effect. The covenants, agreements, terms and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, and their respective assigns.

18.    Captions. The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Agreement or as a limitation of the scope of any provision of this Lease.

19.    Counterparts. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute but one original. Delivery of an executed counterpart of this Agreement by electronic transmission in a Portable Document Format ("PDF") or other digital format acceptable to Landlord shall be equally effective as manual delivery of an executed counterpart of this Agreement, and each such counterpart, whether delivered manually, or by PDF or such other digital format shall be deemed an original.

20.    Authority. The persons executing this Agreement on behalf of Landlord and Tenant represent and warrant that they do so with full authority to bind the parties hereto to the terms, conditions and provisions hereinabove set forth.

21.    Contingency. Landlord and Tenant hereby expressly acknowledge and agree that this Agreement is conditioned upon the unconditional execution and delivery by Landlord, as landlord and an undisclosed third party, as tenant (the “Replacement Tenant”) of a new lease covering the Surrender Space, on terms and conditions acceptable to Landlord in its sole discretion (the aforesaid event as described being hereinafter referred to as the "Contingency"), and that this Agreement shall be of no force and effect unless and until the Contingency is fully satisfied or waived by Landlord; it being understood and agreed however, that if for any reason whatsoever, the Contingency is not satisfied or waived by Landlord on or before the date which is fifteen (15) Business Days after the date hereof (unless said period is extended in writing by Landlord and Tenant), this Agreement shall be void ab initio, and be of no force and effect without further act or instrument of any kind, and Landlord and Tenant shall have no obligation or liability to the other party under this Agreement. Upon the satisfaction of the Contingency or Landlord’s election to waive the Contingency, Landlord shall deliver to Tenant a written notice to Tenant containing a representation and warranty that the Contingency has been satisfied or waived by Landlord.

22.    Certifications. (a)    Tenant hereby certifies to Landlord that (i) to Tenant’s actual knowledge, the Lease is in full force and effect and has not been further modified or amended except as set forth in this Agreement, (ii) to the best of Tenant’s knowledge, Landlord is not now in default under the Lease, (iii) to Tenant’s actual knowledge, Tenant knows of no condition or event which, with the giving of notice or the passage of time, or both, would constitute such default by Landlord or Tenant and (iv) Tenant has made no demand against Landlord and, to the best of Tenant’s knowledge, has no present right to make any demand against Landlord with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Tenant’s obligations under the Lease, other than any audit and challenge rights expressly provided for in the Lease.

(b)    Landlord hereby certifies to Tenant that (i) to Landlord’s actual knowledge, the Lease is in full force and effect and has not been further modified or amended except as set forth in this Agreement, (ii) to the best of Landlord’s knowledge, Tenant is not now in default under the Lease beyond any applicable notice and cure period, (iii) to Landlord’s actual knowledge, Landlord knows of no condition or event which, with the giving of notice of the passage of time, or both, would constitute such default by Tenant and (iv) Landlord currently has made no demand against Tenant and to the best of Landlord’s knowledge, has no present right to make any demand against Tenant with respect to charges, liens, defenses, counterclaims, offsets, claims, or credits against the payment of rent or additional rent or the performance of Landlord’s obligations under the Lease.

23.    Governing Law. This Agreement shall be governed by and construed in accordance with New York law, without regard to conflicts of law principles.

24.    Ratification. Except as modified by this Agreement, all of the terms, covenants and conditions of the Lease with respect to the Remaining Premises are confirmed and approved and shall remain in full force and effect.
25.     Confidentiality.
A.    Landlord and Tenant each hereby agree to keep the terms of this Agreement confidential and shall cause their respective partners, officers, directors, employees, agents, accountants, brokers, consultants and attorneys (collectively, the “Representatives”) to do so and Landlord and Tenant and such Representatives shall not disclose same to any other person not a party hereto without the prior written consent of the other party (including, without limitation, posting the terms of this Agreement or any part thereof on the internet or in any mailing or providing a copy to third parties via electronic mail), provided that Landlord and Tenant may each disclose the terms hereof, without the other party’s consent (i) to their respective Representatives and others in privity with Landlord and Tenant such as their respective lenders, professional advisors, prospective lenders or prospective purchasers to the extent reasonably necessary for Landlord’s and Tenant’s business purposes without such prior consent, but subject to the confidentiality requirement hereof, (ii) in connection with the enforcement of this Agreement or in any proceeding regarding or relating to this Agreement and (iii) pursuant to any applicable Requirement. Additionally, the foregoing provisions shall not prohibit (x) Landlord from such disclosure of the terms of this Agreement as is reasonably required in connection with the operation of Landlord’s parent company as a public company for financial reporting purposes, and to current and prospective investors, financial analysts and other participants in so called “earnings calls”, or (y) Tenant from such disclosure of terms of this Agreement as is reasonably required in connection Tenant’s operation as a public company for financial reporting purposes, and to current and prospective investors, financial analysts and other participants in so called “earnings calls”.  The consent by Landlord or Tenant to any particular disclosure shall not be deemed to be a waiver on the part of Landlord or Tenant of any prohibition against any future disclosure.
B.    The breach of the foregoing provisions by either Landlord or Tenant shall not give the non-breaching party the right to terminate this Agreement, the sole and exclusive remedy for such breach being an action for damages or an action for injunctive relief.
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IN WITNESS WHEREOF, the parties hereto have executed this Partial Termination and Surrender Agreement and Fourth Lease Modification Agreement as of the date first above written.

ESRT 1400 BROADWAY, L.P., Landlord

By: ESRT 1400 Broadway GP, L.L.C., its general partner

By: Empire State Realty OP, L.P., its sole member

By: Empire State Realty Trust, Inc., its general partner

By: /s/ Thomas P. Durels
     Name: Thomas P. Durels
     Title: Executive Vice President,
Director of Leasing and Operations

ON DECK CAPITAL, INC., Tenant

By:    /s/ Howard Katzenberg
Name: Howard Katzenberg
Title: Chief Financial Officer